Exhibit 99.7

PURCHASE AND ASSIGNMENT AGREEMENT

This Purchase and Assignment Agreement (this “Agreement”) dated as of December 6, 2018, is made by and among WFC HOLDINGS, LLC., a Delaware limited liability company (“WFC Holdings”), EVEREN CAPITAL CORPORATION, a Delaware corporation (“EVEREN”, and together with WFC Holdings, the “Transferors”), and WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, a Delaware corporation, (the “Purchaser” or “Capital Strategies”).

WHEREAS, the Transferors are the legal and beneficial owners of the variable rate munifund term preferred shares described on Schedule 1 hereto (the “VMTP Shares”), issued by the closed-end fund listed on Schedule 1 (the “Issuer”);

WHEREAS, the VMTP Shares were purchased by the Transferors pursuant to the purchase agreement described on Schedule 1 hereto related to the sale or exchange of the VMTP Shares (the “Purchase Agreement”);

WHEREAS, the Transferors desire to sell and assign their entire interest in the VMTP Shares and all rights and obligations under the Purchase Agreement to the Purchaser (collectively, the “VMTP Assets”) (including, without limitation, the right to receive any accrued but unpaid dividends), and the Purchaser desires to purchase and accept from the Transferors the VMTP Assets pursuant to the terms of this Agreement; and

WHEREAS, as consideration for the sale and assignment of the VMTP Assets, the Purchaser has agreed to pay the Transferors an amount in cash equal to the amount as set forth on Schedule 1 hereto (such amount, the “Purchase Price”).

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

1)

Purchase, Transfer and Assignment of the VMTP Assets. In consideration of the Purchaser’s payment of the entirety of the Purchase Price to the Transferors, the Transferors hereby absolutely, irrevocably and unconditionally sell, assign, convey, and transfer to the Purchaser all of the VMTP Assets and the Purchaser hereby agrees to purchase the VMTP Assets and accept such assignment.

2)

Closing and Transfer Procedures. Settlement of the purchase shall occurred on December 6, 2018, on which date, (a) the Purchaser shall pay to the Transferors the Purchase Price using such account information as designated by the Transferors for such purpose and (b) the Purchaser is authorized by the Transferors to and shall deliver to the Issuer, with copy to the Transferors, completed transfer certificates in the form of the transfer certificate attached as an exhibit to the Purchase Agreement.

3)

Additional Documents and Undertakings. The Transferors and Purchaser each agree to take such further action and to execute and deliver, or cause to be executed and delivered, any and all other documents which are, in the opinion of the Transferors or Purchaser, necessary to carry out the sale, transfer and assignment effected by this Agreement.

4)

Mutual Representations and Warranties. Each party hereto represents to the other party hereto that this Agreement constitutes a valid and legally binding obligation of such party, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5)	Amendments. No provision hereof may be waived or modified other than by an instrument in writing signed by the parties hereto.

6)

Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

7)	Governing Law, Submission to Jurisdiction.

a)

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York without regard to conflict of laws principles that would require the application of the law of another jurisdiction.

b)

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

8)	Entire Agreement. This Agreement and the instruments referenced herein contain the entire understanding of the Parties with respect to the matters covered herein and therein.

9)

Effective Date and Counterpart Signature. This Agreement shall be effective as of the date first written above. This Agreement, and acceptance of same, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by fax transmission or email of a facsimile signature page shall be binding upon that party so confirming.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Adam Joseph
Name: Adam Joseph
Title: President

WFC HOLDINGS, LLC

By:	/s/ Arthur C. Evans
Name: Arthur C. Evans
Title: Designated Signer

EVEREN CAPITAL CORPORATION

By:	/s/ Matthew J. Nachtman
Name: Matthew J. Nachtman
Title: Designated Signer

[Purchase and Assignment Agreement – Signature Page]

SCHEDULE 1

VMTP Shares:

With respect to WFC Holdings: 518 Variable Rate MuniFund Term Preferred Shares, Series 2022

With respect to EVEREN: 13 Variable Rate MuniFund Term Preferred Share, Series 2022

Purchase Price:

With respect to WFC Holdings: $51,800,000.00

With respect to EVEREN: $1,300,000.00

CUSIP:

72200W700.

Issuer:

PIMCO Municipal Income Fund II.

Ticker:

PML.

Liquidation Preference:

$100,000 per share.

Purchase Agreement:

VMTP Purchase Agreement, dated September 18, 2018, between the Issuer, WFC Holdings, Capital Strategies, and EVEREN, as may be amended from time to time